Exhibit 14.0

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-64774, No. 333-64778, No. 333-64782,) of United Business Media plc of our report dated March 5, 2002, except for the effects of the restatements discussed in ‘Group Accounting Policies – Pension costs’ and the third paragraph of note 24, ‘Share premium account and reserves’, to the consolidated financial statements for which the date is June 27, 2003, relating to the consolidated financial statements of United Business Media plc, which appears in this Form 20-F.

PricewaterhouseCoopers

London, England
June 16, 2004